Bayshore Exploration L.L.C.	20501 Katy Freeway, Suite 216
Katy, Texas 77450
Phone (281) 646-1919
Fax (281) 647-9448
bayshoreexpl@sbcglobal.net

December 29, 2006

Paxton Energy, Inc.

4120 Douglas Blvd.

Suite 206-428

Granite Bay, CA 95746

RE:	Farmout Agreement
Fiedler No. 1 Well
Storey Ranch Prospect
La Salle County, Texas

Gentlemen:

This Farmout Agreement is entered into on this 29th day of December, 2006, by and between Bayshore Exploration L.L.C. (“Bayshore”), as Farmor, and Paxton Energy, Inc. (“Paxton”), as Farmee, pertaining to the Fiedler No. 1 Well located on the Storey Ranch Prospect in La Salle County, Texas. The parties hereto agree to the following terms and conditions:

Paxton is the owner and holder of 75% of the leasehold and working interest in and to the SE/4 of the SE/4 of Section 167, Abstract 281, La Salle County, Texas, containing 40 acres of land, more or less, to be known as the “farmout acreage”. Bayshore is the owner and holder of 25% of the leasehold and working interest in and to the SE/4 of the SE/4 of Section 167, Abstract 281, La Salle County, Texas, containing 40 acres of land, more or less.

Bayshore has expressed a desire to acquire all of Paxton’s leasehold and working interest in the farmout acreage by conducting drilling operations as hereinafter provided, and Paxton agrees to assign to Bayshore all of its right, title and interest in the farmout acreage, subject to the terms, reservations and limitations set out below.

1.

On or before March 31, 2007, Bayshore, as operator, shall commence or cause to commence the actual drilling of a test well to be known as the Fiedler No. 1 Well at a legal location on the farmout acreage in search for commercial oil and/or gas production. Bayshore shall drill the Fiedler No. 1 Well with due diligence to a total depth of 8,100 feet or a depth sufficient to test the Wilcox, Escondido and Olmos formations, whichever is the lesser depth.

2.

Bayshore shall permit the Fiedler No. 1 Well with the Railroad Commission of Texas, survey and stake the drilling location, build a necessary lease road to the wellsite, prepare the wellsite for the drilling rig, cure title to the drillsite, contract with third party contractors and drill with due diligence said test well to its total depth (8,100 feet), log and test said well for the purpose of establishing commercial oil and/or gas production or plugging and abandoning same.

3.	During drilling and completion operations, Paxton shall receive the following:
a.	Daily drilling and completion reports on said test well.
b.	Copies of all logs, tests and samples gained from the drilling and completion of said test well.
c.	Copies of all Railroad Commission of Texas filings on said test well.

December 29, 2006

Farmout Agreement

4.

Upon reaching “casing point” in the Fiedler No. 1 Well, Bayshore shall notify Paxton of its intent to either complete said test well as a producer or plug and abandon same as a dry hole. In the event that Bayshore elects to complete said test well as a producer, Paxton shall have the option to participate in said test well at “casing point” for an 18.75% working interest ownership subject to a 75% net revenue lease. “Casing Point” shall be defined as that point in time in which the test well has been drilled to its total depth of 8,100 feet and well evaluation has been completed with electric logging and subsequent testing for commercial oil and/or gas production. If Paxton elects to participate in the completion of said test well at “casing point”, Paxton agrees to pay to Bayshore its share (18.75%) of the completion costs ($123,11

5.

In the event that Bayshore establishes commercial oil and/or gas production on the farmout acreage with said test well, then both Bayshore and Paxton shall enter into a mutually acceptable Joint Operating Agreement Model Form 610-1989 for the operation of said test well. All subsequent operations on the farmout acreage shall be governed by said Joint Operating Agreement.

6.

Prior to plugging and abandoning said test well, Bayshore shall notify Paxton of its intent to plug and abandon said test well. Paxton shall have the right to take over operations of said test well along with assuming all risk, cost and liability thereto.

7.

Bayshore agrees to abide by all of the terms and conditions of the oil and gas leases covering the farmout acreage. Bayshore shall also comply with all valid and applicable laws, regulations, rules, ordinances and codes of all federal, state, local or other governmental entities having jurisdiction. Further, this Agreement shall be construed under and in accordance with the laws of the State of Texas.

8.

This Agreement does not create, and shall not be construed to create, a partnership, association, joint venture or fiduciary relationship of any kind or character between the parties hereto, and shall not be construed to impose any duty, obligation, or liability arising from such a relationship by or with respect to either party. The rights, duties, obligations, and liabilities or the parties hereunder shall be several and not joint or collective.

9.	This Agreement shall be binding upon the parties hereto and shall extend to and be binding upon their respective successors and assigns.

10.

This Farmout Agreement is the entire agreement between the parties hereto pertaining to the Fiedler No. 1 Well on the Storey Ranch Prospect. Any changes to this Agreement shall be agreed to in writing by both parties.

If the foregoing is your understanding of our agreement, please acknowledge your acceptance by signing in the space provided below and return one fully executed copy to this office on or before January 10, 2007.

Sincerely,

BAYSHORE EXPLORATION L.L.C.	AGREED TO and ACCEPTED on this 10 day
of January, 2007.

/s/ Jamin Swantner	PAXTON ENERGY, INC.
Jamin Swantner
President	/s/ Robert Freiheit
Attachment: Exhibit “A” AFE	Robert Freiheit, President